SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 2, 2004

INTERSTATE GENERAL COMPANY, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-9393 (Commission File Number)	52-1488756 (I.R.S. Employer Identification No.)

2 West Washington Street

P.O. Box 1280

Middleburg, VA 20118
(Address of principal executive offices)(Zip Code)

(540) 687-3177

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 2.01	Completion of Acquisition or Disposition of Assets.

The refinancing of the Brandywine property closed on October 12, 2004. As part of the refinancing, the bank required that Interstate Business Corporation ("IBC") be the borrower, as opposed to IGC. Therefore, in connection with the refinancing of the Brandywine property in Prince Georges County, Maryland, owned by Brandywine Investment Associates, L.P. ("BIA"), the Registrant ("IGC") sold its 99 percent general partner interest in St. Charles Associates, L.P. ("SCA"), the general partner of BIA. The sale was to the Registrant's affiliate, Interstate Business Corporation ("IBC"). The sale price was $5.4 million, plus 50 percent of IBC's general partner's share of SCA's remaining cash flow. At closing, IGC received payment of $1.2 million (included in the foregoing selling price) from IBC in the form of a credit against working capital advances previously made by IBC to IGC. IGC will collect the remainder of the sales price as cash flow is available from the Brandywine project.

The lender is M&T Mortgage Corporation ("M&T"). The refinancing paid off more than $7 million of indebtedness to Mercantile Mortgage Corporation ("Mercantile"), the previous lender. IBC became the debtor on the M&T loan in place of IGC that was the debtor on the Mercantile loan. IGC was released from indebtedness. In connection with the refinancing, additional collateral was posted by IBC, having a value at the time of closing of approximately $7.5 million. The proceeds of the financing repaid about $2.7 million previously advanced by IGC to SCA/BIA. IGC has no continuing obligation to advance funds to SCA or BIA. Future development costs for Brandywine, not funded under the development loan, will be the obligation of IBC.

Based on current projections of net revenues from the sale and development of the Brandywine property, IBC could realize a profit of approximately $800,000, payable in 2007 or later, as a result of its acquiring IGC's general partner interest in SCA. The independent directors of IGC approved the transaction between IGC and IBC after determining that the terms and conditions of the foregoing transactions were fair to IGC and at least as favorable to IGC as those available generally for substantially comparable transactions between unrelated parties.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

IGC refinanced the debt of approximately $7,415,000, on its Towne Center South property and other parcels in St. Charles, Maryland. The debt was refinanced through First Bank and Trust Company of Illinois ("FB&T") on September 23, 2004. This refinancing allowed the Company to cure its loan that was in default with Collateral Mortgage Capital, LLC and to reduce its monthly cash requirement for debt service payments.

The St. Charles properties encumbered under this loan total approximately 94 saleable acres. This land was appraised during the refinancing process. The Cushman & Wakefield Illinois, Inc. appraisal report, dated July 19, 2004, indicates a market value of $23,150,000.

The principal amount of the FB&T mortgage is $7.4 million. The following is a brief description of the loan terms and conditions: a) the loan bears interest only for 18 months, b) the interest rate will be Prime plus 4.5%, with a floor of 8.5%, c) the loan provides an interest and tax reserve account totaling $1,060,000, which should cover the necessary interest and taxes for approximately 18 months, and d) the loan requires that the lender be paid an exit fee ranging from one to two percent with each principal repayment.

Item 9.01c	Exhibits.

Exhibit 99	Additional Exhibits

1	Press Release of the Registrant dated November 2, 2004

2	Agreement of Sale, Transfer and Assignment by and among Interstate General Company, Interstate Business Corporation, and Wilson Securities Corporation, dated October 11, 2004

3	SCA First Amendment to Amended and Restated Limited Partnership Certificate and Agreement, dated October 11, 2004

4	Refinance, Development and Disbursement Loan Agreement between Interstate Business Corporation and M&T Mortgage Corporation, dated October 12, 2004

5	Loan Agreement between Interstate General Company and First Bank &Trust Company of Illinois dated September 23, 2004

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Dated: November 2, 2004	By: /s/ James J. Wilson
James J. Wilson, Chairman and Chief Executive Officer

Dated: November 2, 2004	By: /s/ Mark Augenblick
Mark Augenblick, President and Chief Operating Officer

Dated: November 2, 2004	By: /s/ Sheri Raleigh
Sheri Raleigh, Assistant Vice President and Controller